As filed with the Securities and Exchange Commission on June 13, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNTERRA CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	95-4582157
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3865 West Cheyenne Avenue

North Las Vegas, Nevada 89032

www.sunterra.com

(Address of Principal Executive Offices)

Sunterra Corporation 2002 Stock Option Plan

(Full Title of the Plan)

Frederick C. Bauman,

Vice President, General Counsel

3865 West Cheyenne Avenue

North Las Vegas, Nevada 89032

(702) 804-8600

(Name, address and telephone number, including area code of agent for service)

Copies of Communications to:

Craig A. Roeder, Esq.

Baker & McKenzie

One Prudential Plaza

130 East Randolph Drive

Chicago, Illinois 60601

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered(1)	Amount To Be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	2,012,821	$8.80	$17,712,825	$1,434

(1) The securities to be registered are issuable upon the exercise of options granted under the Sunterra Corporation 2002 Stock Option Plan. Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2) Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the registration fee. Estimated based on average of the bid and asked prices of our common stock as reported on the NASD Bulletin Board on June 9, 2003.

PART I

SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 (“Registration Statement”) will be sent or given to participants in the Sunterra Corporation 2002 Stock Option Plan as specified by Rule 428(b)(i) under the Securities Act of 1933, as amended. Such documents are not required to be, and are not being, filed by Sunterra Corporation with the Securities and Exchange Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

Throughout this Registration Statement, the words “Sunterra,” “we,” “us,” the “Company,” and “our” refer to Sunterra Corporation and its consolidated subsidiaries.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents By Reference.

The following documents filed by Sunterra with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are incorporated by reference, as of their respective dates, in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on April 14, 2003;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 14, 2003;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on March 7, 2003, and February 6, 2003.

In addition, all documents hereafter filed by Sunterra pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement.

Item 4. Description of Securities.

Our authorized capital stock consists of 30,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”). As of May 30, 2003, we had 18,045,077 shares of Common Stock outstanding, and warrants outstanding to purchase an aggregate of 1,876,891 shares of Common Stock. We expect that an additional 1,954,923 shares of Common Stock will be issued to certain of our creditors upon completion of the bankruptcy claims process.

Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as declared by our board of directors out of funds legally available for dividend payments. All outstanding shares of Common Stock are fully paid and nonassessable, and the holders of common stock have no preferences or rights of conversion, exchange or pre-emption. In the event of any liquidation, dissolution or winding-up of our affairs, holders of Common Stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Maryland Law and Certain Charter and Bylaw Provisions

The provisions of Maryland law and of our articles of incorporation and bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of Sunterra.

Maryland Law Considerations. We are subject to the control share provisions of Sections 3-701 to 3-705 of the Maryland Control Share Acquisition Act. In general, the Maryland Control Share Acquisition Act restricts the voting rights of our stock to the extent a person acquires voting rights in excess of 10% of all the voting power of our stock, unless the voting rights are approved in a prescribed manner or another prescribed exception applies.

Special Meetings of Stockholders. Under our bylaws, special meetings of the stockholders may be called only by any two members of our board of directors, our chairman or president, or upon the written request of the holders of at least 20% of all the votes entitled to be cast at the meeting.

Advance Notice Provisions. For business to be brought properly before an annual meeting of our stockholders, a stockholder must give notice to our secretary not later than 90 days prior to the anniversary date of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the previous year’s annual meeting, notice must be delivered to our secretary not later than the 90 day prior to the annual meeting or the 10th day following the public announcement of the meeting.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the Common Stock have been passed on by Frederick C. Bauman, Esq. Mr. Bauman is Vice President, General Counsel and Secretary of the Registrant and is the beneficial owner of 70,000 shares of Common Stock issuable upon the exercise of employee stock options exercisable under the Sunterra Corporation 2002 Stock Option Plan, and a family trust for the benefit of Mr. Bauman’s children owns an additional 1,000 shares (although Mr. Bauman disclaims beneficial ownership of these shares).

Item 6. Indemnification of Directors and Officers.

Article Eighth of our articles of incorporation provide that our directors and officers will not be liable to Sunterra or our stockholders for money damages. This provision is intended to limit the liability of our officers and directors to the fullest extent permitted under Maryland law.

Our articles of incorporation provide further that we will be obligated to indemnify our current and former directors and officers to the maximum extent permitted by Maryland law. This obligation to indemnify applies to directors and officers who also serve as employees, in their capacity as employees. Our board of directors may make further provision for indemnification of employees and agents to the extent permitted by Maryland law. Section 4-218(c) of the Maryland General Corporation Law permits a Maryland corporation to indemnify any director made a party to a proceeding due to his or her service as a director of the corporation, unless:

•	the act or omission of the director was material to the matter giving rise to the proceeding and was either (i) committed in bad faith, or (ii) was the result of active and deliberate dishonesty;

•	the director actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

We have purchased directors and officers liability insurance, which provides coverage against specified liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
*4.1	Sunterra Corporation 2002 Stock Option Plan, of the Registrant.
*5.1	Legal Opinion of Frederick C. Bauman, Esq.
23.1	Consent of Frederick C. Bauman, Esq. (included in Exhibit 5.1 hereto).
*23.2	Consent of Grant Thornton LLP.
*23.3	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included in the Signature Pages to this Registration Statement).

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Las Vegas, Nevada, on June 12, 2003.

SUNTERRA CORPORATION
By:	/S/ NICHOLAS J. BENSON
Nicholas J. Benson
Chief Executive Officer

The undersigned directors and officers hereby constitute and appoint Nicholas J. Benson with full power to act and with full power of substitution and resubstitution, our true and lawful attorney-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-8 and any and all amendments thereto, including post-effective amendments to this Registration Statement on Form S-8 and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement on Form S-8 that are filed pursuant to the requirements of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that such attorney-in fact or his substitute shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 Registration Statement has been signed by the following persons in the capacities indicated as of June 12, 2003.

Signature	Title

/S/ NICHOLAS J. BENSON Nicholas J. Benson	President, Chief Executive Officer and Director

/S/ STEVEN E. WEST Steven E. West	Chief Financial Officer

/S/ CORAL M. HANSEN Coral M. Hansen	Vice President, Corporate Controller

/S/ DAVID GUBBAY David Gubbay	Director

/S/ JOSEPH JACOBS Joseph Jacobs	Director

/S/ FREDERICK SIMON Frederick Simon	Director

/S/ BRADFORD T. WHITMORE Bradford T. Whitmore	Director

/S/ CHARLES F. WILLES Charles F. Willes	Director

EXHIBIT INDEX

Exhibit No.	Description
*4.1	Sunterra Corporation 2002 Stock Option Plan, of the Registrant.
*5.1	Legal Opinion of Frederick C. Bauman, Esq.
23.1	Consent of Frederick C. Bauman, Esq. (included in Exhibit 5.1 hereto).
*23.2	Consent of Grant Thornton LLP.
*23.3	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included in the Signature Pages to this Registration Statement).

* Filed herewith